As filed with the Securities and Exchange Commission on July 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aveanna Healthcare Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-4717209
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Interstate North Parkway SE Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Aveanna Healthcare Holdings Inc. 2017 Stock Incentive Plan

Aveanna Healthcare Holdings Inc. 2021 Stock Incentive Plan

(Full title of the plan)

Shannon Drake, Esq.

General Counsel and Chief Legal Officer

400 Interstate North Parkway SE

Suite 1600

Atlanta, Georgia 30339

(678) 385-4005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Drew M. Altman, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, Florida 33131

(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share, to be issued under the Amended and Restated Aveanna Healthcare Holdings Inc. 2017 Stock Incentive Plan	15,573,898	$6.12—$9.76	$103,064,036.16	$11,244.29
Common stock, par value $0.01 per share, to be issued under the Aveanna Healthcare Holdings Inc. 2021 Stock Incentive Plan	15,639,976(3)	$12.34	$192,997,303.84	$21,056.01
Totals	31,213,874	—	$296,061,340.00	$32,300.30

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Aveanna Healthcare Holdings Inc. (the “Registrant”) that become issuable under the Aveanna Healthcare Holdings Inc. 2021 Stock Incentive Plan (the “2021 Plan”) or the Amended and Restated Aveanna Healthcare Holdings Inc. 2017 Stock Incentive Plan (the “2017 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with: (i) Rule 457(h) of the Securities Act on the basis of the weighted average per share strike prices of $6.12 and $9.76 in respect of 13,444,288 and 2,129,610 shares of Common Stock, respectively, registered hereunder that are issuable upon exercise of outstanding options previously granted under the 2017 Plan; and (ii) Rules 457(c) and 457(h) of the Securities Act based upon the average of the high and low sales prices of a share of Common Stock as reported on the Nasdaq Global Select Market on July 1, 2021 with respect to the shares of Common Stock registered hereunder for future issuance under the 2021 Plan.

(3)

Includes (i) 14,733,134 shares of Common Stock newly issuable under the 2021 Plan plus (ii) 906,842 shares of Common Stock that remained available for grant under the 2017 Plan upon the effective date of the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Amended and Restated Aveanna Healthcare Holdings Inc. 2017 Stock Incentive Plan and the Aveanna Healthcare Holdings Inc. 2021 Stock Incentive Plan, as applicable, as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Aveanna Healthcare Holdings Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)

The Registrant’s Prospectus dated April  28, 2021 and filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-254981);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2021, filed with the Commission on May 25, 2021;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on May 5, 2021 and May 19, 2021 (not including any information furnished under Item 2.02, 7.01 or 9.01 of any such Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein); and

(d)

The description of the Registrant’s common stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 26, 2021 (File No. 001-40362), and any other amendments or reports filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of the Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The Registrant’s Second Amended and Restated Certificate of Incorporation (the “Amended Charter”) provides that none of its directors shall be personally liable to the Registrant or to the Registrant’s stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to an indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Amended Charter and the Registrant’s Second Amended and Restated Bylaws (the “Amended Bylaws”) provide indemnification for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Amended Charter and Amended Bylaws provide that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into separate indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by applicable law and the Amended Charter and Amended Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Amended Charter and Amended Bylaws.

The Registrant has also purchased directors’ and officers’ liability insurance for each of its directors and executive officers that covers certain liabilities of directors and officers of the Registrant’s corporation arising out of claims based on acts or omissions in their capacities as directors or officers. Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of Aveanna Healthcare Holdings Inc. (filed as Exhibit 3.3 to the Registration Statement on Form S-1, as amended (File No. 333-254981), and incorporated herein by reference).

4.2	Second Amended and Restated Bylaws of Aveanna Healthcare Holdings Inc. (filed as Exhibit 3.5 to the Registration Statement on Form S-1, as amended (File No. 333-254981), and incorporated herein by reference).

4.3	Amended and Restated Aveanna Healthcare Holdings Inc. 2017 Stock Incentive Plan (filed as Exhibit 10.8 to the Registration Statement on Form S-1, as amended (File No. 333-254981), and incorporated herein by reference).

4.4	Aveanna Healthcare Holdings Inc. 2021 Stock Incentive Plan (filed as Exhibit 10.20 to the Registration Statement on Form S-1, as amended (File No. 333-254981), and incorporated herein by reference).

5.1	Opinion of Greenberg Traurig, LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 2, 2021.

AVEANNA HEALTHCARE HOLDINGS INC.

By:	/s/ Tony Strange
Name: Tony Strange
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tony Strange and David Afshar, and each of them any of whom may act without joinder of the other, with full power to act as such person’s true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Rodney D. Windley	Executive Chairman	July 2, 2021
Rodney D. Windley

/s/ Tony Strange	Chief Executive Officer and Director	July 2, 2021
Tony Strange	(Principal Executive Officer)

/s/ David Afshar	Chief Financial Officer	July 2, 2021
David Afshar	(Principal Financial and Accounting Officer)

/s/ Victor F. Ganzi	Director	July 2, 2021
Victor F. Ganzi

/s/ Christopher R. Gordon	Director	July 2, 2021
Christopher R. Gordon

Director
Devin O’Reilly

/s/ Sheldon M. Retchin	Director	July 2, 2021
Sheldon M. Retchin, M.D., M.S.P.H.

/s/ Steven E. Rodgers	Director	July 2, 2021
Steven E. Rodgers

/s/ Robert M. Williams, Jr.	Director	July 2, 2021
Robert M. Williams, Jr.

/s/ Richard C. Zoretic	Director	July 2, 2021
Richard C. Zoretic

/s/ Erica Schwartz	Director	July 2, 2021
Erica Schwartz, M.D., J.D., M.P.H.